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EXHIBIT 5.1

October 11, 2005

[LATHAM & WATKINS LETTERHEAD]

Weider Nutrition International, Inc.
2002 South 5070 West
Salt Lake City, Utah 84104-4726

Re:  Registration Statement on Form S-8 of 2,750,000 shares of Class A common stock, par value $0.01 per share, of Weider Nutrition International, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Weider Nutrition International, Inc., a Delaware corporation (the “Company”), in connection with the registration of 2,750,000 shares of Class A common stock, $0.01 par value per share (the “Shares”), issuable pursuant to the Company’s 2004 Incentive Award Plan (the “2004 Plan”), under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof.

In our capacity as your special counsel in connection with such registration, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others, as to such factual matters. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance of the Shares in accordance with the terms of the 2004 Plan, the Registration Statement and applicable law, and delivery and payment therefore of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable securities of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Truly yours,
/s/ LATHAM & WATKINS LLP
LATHAM & WATKINS LLP